Exhibit 4.3

NEITHER THIS CONVERTIBLE PROMISSORY NOTE (THE “NOTE”), NOR THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND EACH HAS BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS, INCLUDING, WITHOUT LIMITATION, THE EXEMPTION CONTAINED IN SECTION 4(a)(2) OF THE SECURITIES ACT. NEITHER THIS NOTE NOR SUCH SECURITIES MAY BE SOLD OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT HAS BECOME AND IS THEN EFFECTIVE WITH RESPECT TO SUCH SECURITIES, (2) THIS NOTE OR SUCH SECURITIES, AS APPLICABLE, IS TRANSFERRED PURSUANT TO RULE 144 PROMULGATED UNDER THE SECURITIES ACT (OR ANY SUCCESSOR RULE) OR (3) THE COMPANY (AS HEREINAFTER DEFINED) HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT, TO THE EFFECT THAT THE PROPOSED SALE OR TRANSFER OF THIS NOTE OR SUCH SECURITIES IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ALL OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

12% + 12% Convertible

Promissory Note

of

RealBiz Media Group, Inc.

Original Date: _____________, 2014

Weston, Florida

REALBIZ MEDIA GROUP, INC., a Delaware corporation (the “Company”), for value received, hereby promises unconditionally to pay to the order of ________, or such person’s assigns (collectively, the “Holder”), at the address set forth in Section 12 hereof, in lawful money of the United States of America (“Dollars” or “$”) and in immediately available funds, the principal amount of __________ DOLLARS ($__,000) (the “Principal”), in full, on the Maturity Date (as defined below), and unpaid Interest (as defined below) in arrears on each Interest Payment Date. This Note is convertible into shares of common stock of the Company (“Company Common Stock”).

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.              Definitions. For the purposes of this Note:

  “Affiliate(s)” means, with respect to any given Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

 “Business Day” means any day that is not a Saturday, Sunday or a legal holiday in the State of New York.

 “Company Transaction Documents” means collectively this Note and the Exchange Agreement.

 “Conversion Date” shall have the meaning assigned thereto in Section 2(d)(ii).

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 “Conversion Shares” means the shares of Company Common Stock issuable upon the conversion hereof.

 “Conversion Price” shall have the meaning assigned thereto in Section 2(d)(i).

 “Event of Default” shall have the meaning assigned to such term in Section 5.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Existing Debt” shall mean the obligations of the Company to Himmil Investments evidenced by the Promissory Note, dated October 20, 2014, in the principal amount of $150,000, issued in favor of Himmil Investments Ltd.

“Family Member” means, with respect to any Person, any parent, spouse, child, brother, sister or any other relative with a relationship (by blood, marriage or adoption) not more remote than first cousin to such Person.

 “Interest” shall have the meaning assigned to such term in Section 2(b).

 “Interest Payment Date” shall mean each August 31, November 30, February 28, and May 31 until the Maturity Date or the earlier prepayment in full of all Principal and Interest hereunder, and the Maturity Date.

 “Issue Date” means as of __________, 2014.

 “Material Adverse Effect” shall have the meaning assigned to such term in Section 3(c).

 “Maturity Date” means December 31, 2016 unless extended by the Holder in accordance with the terms hereof.

 “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

 “Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the sale, exchange, assignment or other disposition of Collateral.

“SEC” means the United States Securities and Exchange Commission.

 “Subsidiaries” means, with respect to any specified Person, any other Person (1) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (2) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, or (3) whose voting securities are more than 50% owned, directly or indirectly, by such specified Person.

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2.            Principal; Interest; Prepayment; Conversion; Forced Conversion Maturity Date Redemption Options .

(a)          Principal. Subject to Sections 2(c) and 2(d) hereof, the entire unpaid Principal shall be paid in Dollars on the Maturity Date. Promptly following the payment in full of this Note, including all accrued and unpaid Interest and any other amounts owing hereunder, the Holder shall surrender this Note to the Company for cancellation.

(b)          Interest. Subject to Sections 2(c) and 2(d) hereof, Interest on the Note (“Interest”), during the period from the Issue Date through the Maturity Date, shall accrue on the Principal of the Note at a rate equal to 12.0% per annum (“Initial Interest Rate”) in cash and 12.0% in stock per annum based upon $0.10 (ten) cents per share. Additionally the Note Holder will be granted an option to elect to receive the cash portion of the quarterly interest payment in stock at the $0.10 (ten) cents per share pricing provided they give the Company notice of this election 10 business days prior to the interest payment. In absence of such notice to the Company, the interest will be paid based upon 12.0% per annum (“Initial Interest Rate”) in cash and 12.0% in stock. Interest shall be computed on the basis of a 360-day year applied to actual days elapsed. Notwithstanding the foregoing anything in this Note to the contrary, upon the occurrence, and during the continuation, of an Event of Default, the Initial Interest Rate shall be increased by 3.0% per annum to 15.0% per annum and shall be payable by the Company on demand. Interest shall be paid in arrears by the Company on each Interest Payment Date and the Maturity Date. The rate of interest payable under the Note from time to time shall in no event exceed the maximum rate, if any, permissible under applicable law. If the rate of interest payable under the Note is ever reduced as a result of the preceding sentence and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest provided hereunder, then the rate provided for hereunder shall be increased to the maximum rate permitted by applicable law for such period as required so that the total amount of interest received by the Holders is that which would have been received by the Holders but for the operation of the preceding sentence.

(c)          Prepayment. The Principal of the Notes may be prepaid by the Company, in whole or in part, without penalty or premium so long as:

i) The Note has been issued for a period of not less than 6 months

Or

ii) The Company has cleared a registration statement allowing the underlying Common Stock to being converted without resale restrictions.

Any prepayment shall be subject to a 7 day written notice period during which the Note Holder may elect to instead convert all or any portion of the Note to the underlying common security.

(d)          Conversion. The Principal and Interest on this Note shall be convertible, in the absolute and sole discretion of the Holder, into shares of Company Common Stock, as provided in this Section 2(d).

(i)          Subject to the provisions of this Section 2(d), the Holder, before, during, or after any Event of Default, shall have right, but not the obligation, at any time and from time to time, to convert all or any portion of the Principal and Interest into fully paid and non-assessable shares of Company Common Stock, in the sole and absolute discretion of the Holder, at the Conversion Price (as hereinafter defined). For purposes hereof, the term “Conversion Price” shall mean $0.10 per share, subject to adjustment as provided herein.

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In the event that the Company, is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, if the Shares are either registered for resale or otherwise eligible for sale by the Holder under Rule 144, upon request of the Holder and in lieu of delivering physical certificates representing the Company Common Stock, issuable upon conversion or exchange, the Company shall use its best efforts to cause its transfer agent to electronically transmit the shares of Company Common Stock, issuable upon conversion to the Holder by crediting the account of Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. Shares of Company Common Stock, upon conversion will be delivered to the Holder if in physical form, or as directed if delivered by means of the DWAC system, within five (5) Trading Days (as hereinafter defined) (“Delivery Due Date”) from the date the Notice of Conversion is received by the Company. “Trading Day” shall mean any day on which the OTCBB and/or OTCQB and/or OTCQX, or other applicable trading market (the “OTCBB”), or on the principal securities exchange or other securities market on which either company’s Common Stock is then being traded, is open for business.

(ii)         This Note shall be convertible or exchangeable at any time and from time to time until the repayment in full of this Note by submitting to the Company a notice of conversion or exchange, a form of which is attached hereto as Annex A (by facsimile or other reasonable means of communications, to the attention of the Chief Executive Officer) dispatched on a Trading Day prior to 5:00pm New York, New York local time (a “Conversion Date”). On each Conversion Date and in accordance with its notice of conversion, the Holder shall make the appropriate reduction to the Interest due and payable and then the Principal due and payable and on such date shall provide written notice thereof to the Company as well as a description of the derivation thereof. Pursuant to the terms of the notice of conversion, the Company shall issue instructions to the transfer agent accompanied by an opinion of counsel to the Company, if required, in accordance with the notice of conversion as soon as reasonably practicable thereafter. In the case of the exercise of the conversion rights set forth herein, the Conversion Shares shall be deemed to have been issued upon the date of the receipt by the Company of the notice of conversion pursuant to which such Conversion Shares shall be issued. The Holder shall be treated for all purposes as the holder of record of such Conversion Shares unless the Holder provides the Company written instructions to the contrary or as otherwise required by law.

(iii)        (A)         The number of Conversion Shares to be issued upon each conversion of this Note shall be determined by dividing the portion of the Interest and/or Principal to be converted by the then applicable Conversion Price.

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(B)         If the Company shall at any time from the Issue Date through the repayment of this Note in full or the earlier conversion in full hereof, by reclassification or otherwise, change the Company Common Stock, into the same or a different number of securities of any class or classes, or effects a split or reverse split of the Company Common Stock, this Note, as to the unpaid Principal and Interest, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as a result of such change with respect to the Company Common Stock, if the Holder held such Conversion Shares prior to such change. Whenever any event referenced in the first sentence of this paragraph (B) shall become effective or be earlier approved by the Board of Directors of the Company, the Company shall promptly mail by registered or certified mail, return receipt requested, to the Holder of this Note notice of such adjustment or adjustments setting forth the number of shares of Company Common Stock (and other securities or property) issuable upon the conversion of this Note and the Conversion Price (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Such notice, in the absence of manifest error, shall be conclusive evidence of the correctness of such adjustment.

(iv)        The Company covenants that until the repayment in full of this Note or the earlier conversion in full hereof, the Company will, reserve from its authorized and unissued common stock a sufficient number of shares, free of preemptive rights, to provide for the issuance of the Conversion Shares upon the full conversion of this Note (the “Reserved Amount”). The Company represents that, upon such issuance, such Conversion Shares shall be duly and validly issued, fully paid, and nonassessable. In addition, if the Company shall issue any securities or make any change to its capital structure which would change the number of Conversion Shares into which this Note shall be convertible at the then current Conversion Price, the Company shall, at the same time make proper provision so that thereafter there shall be a sufficient number of Conversion Shares authorized and reserved, free from preemptive rights, for conversion of the outstanding Notes. The Company agrees that its issuance of this Note shall constitute full authority to the respective officers and agents of the Company who are charged with the duty of executing certificates, if any, to execute and issue the necessary for Conversion Shares in accordance with the terms and conditions of this Note.

(v)        Upon any partial conversion of this Note, a new Note containing the same date, terms, and provisions shall, at the request of the Holder, be issued by the Company to the Holder for the Principal balance of this Note and the Interest which shall not have theretofore been converted or paid.

(vi)        No fraction of a share of Company Common Stock or scrip representing a fraction of a share of Company Common Stock will be issued upon conversion, but the number of such shares issuable shall be rounded to the nearest whole share.

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(vii)       In the event that the shares of Company Common Stock, issuable upon conversion hereof, shall not be received by Holder on or prior to the Delivery Due Date, within five days business thereafter and every five business days thereafter until such delivery, the Company shall pay to the Holder, as liquidated damages and not as a penalty, an amount in cash by means of certified or official bank check delivered to the address of the Holder or as otherwise directed thereby in accordance with this Note, equal to $100 per day until such Conversion Shares are received by the Holder. In addition, if the Conversion Shares are either registered for resale by the Holder or are eligible for immediate resale under Rule 144, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the Delivery Due Date pursuant to Section 2(d)(i), and if after such Delivery Due Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Company Common Stock, to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Delivery Due Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the applicable Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of the applicable Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Promissory Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of the applicable Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 2(d)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Promissory Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Company upon conversion of this Note as required pursuant to the terms hereof.

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(viii)      The Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, pursuant to Section 2(d) or otherwise, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as hereinafter defined). For purposes of the foregoing sentence, the number of shares of either Company Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Company Common Stock, issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Company Common Stock, which would be issuable upon (i) exercise of the remaining, unconverted portion of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(d)(viii), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(d)(viii) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(d)(viii), in determining the number of outstanding shares of Company Common Stock, a Holder may rely on the number of outstanding shares of Company Common Stock, as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the transfer agent setting forth the number of shares of Company Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Business Days confirm orally and in writing to the Holder the number of shares of Company Common Stock then outstanding. In any case, the number of outstanding shares of Company Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Company Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (subject to the proviso below) of the number of shares of the Company Common Stock, outstanding immediately after giving effect to the issuance of shares of Company Common Stock, issuable upon conversion of this Note. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(d)(viii) but in no event above 9.99% of the number of shares of the Company Common Stock, outstanding immediately after giving effect to the issuance of shares of Company Common Stock issuable upon conversion of this Note. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(d)(viii) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

(ix)         Nothing contained in this Note shall be construed as conferring upon the Holder or any other person or entity the right to vote or to consent or to receive notice as a shareholder in respect of meeting of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends shall be payable or accrued in respect of this Note.

(a)         Forced Conversion by Company. Upon the Common Stock of Realbiz trading at a 150% premium to the conversion price (i.e. 25 cents per share) for a consecutive period of 20 days then the Company will have the right to force conversion of the Note provided either of the following conditions is met:

i) The Note has been issued for a period of not less than 6 months

Or

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ii) The Company has cleared a registration statement allowing the underlying Common Stock to being converted without resale restrictions.

(b)          Maturity Date. Upon Maturity the Company may elect to redeem this note by either:

i) Repaying all principal and interest

Or

ii) Electing to issue shares equal to the outstanding principal and interest at maturity based upon a share price equal to 80% of the 10 day closing average immediately preceding the maturity date.

3.          Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants to the Holder that:

(a)          (i)          The Company Common Stock has been registered under Section 12(g) of the Exchange Act and the Company is subject to the periodic reporting requirements of Section 13 of the Exchange Act. The Company has made available to the Holder true, complete, and correct copies of all forms, reports, schedules, statements, and other documents required to be filed by it under the Exchange Act, as such documents have been amended since the time of the filing thereof (collectively, including all forms, reports, schedules, statements, exhibits, and other documents filed by the Company therewith, the “SEC Documents”). The SEC Documents, including, without limitation, any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) complied in all respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder. The SEC Documents constitute all of the documents required to be filed by the Company with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement. The SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the SEC Documents.

(ii)         The Chief Executive Officer and the Chief Financial Officer of the Company has signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(iii)        The Company has heretofore made available to the Buyer complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of Sarbanes-Oxley Act of 2002 and hereby reaffirms, represents and warrants to the Buyer the matters and statements made in such certificates.

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(b)          At the date hereof:

(i)        the Common Stock is eligible to trade and be quoted on, and is quoted on, the OTCBB and has received no notice or other communication indicating that such eligibility is subject to challenge or review by the any applicable regulatory agency, electronic market administrator, or exchange;

(ii)        the Company has and shall have performed or satisfied all of its undertakings to, and of its obligations and requirements with, the SEC; and

(iii)        the Company has not, and shall not have taken any action that would preclude, or otherwise jeopardize, the inclusion of the Common Stock for quotation on the OTCBB.

(c)          The Company has no Subsidiaries or Affiliates or owns any interest in any other enterprise (whether or not such enterprise is a corporation). The Company and each Subsidiary has been duly organized and is validly existing as a corporation in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease and operate its respective properties and conduct its business; the Company and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its respective properties or the conduct of its respective business requires such qualification, except where the failure to be so qualified or be in good standing would not have a material adverse effect on its business, prospects, condition (financial or otherwise), and results of operations of the Company taken as a whole (“Material Adverse Effect”); no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification; the Company and each Subsidiary is in possession of, and operating in compliance with, all authorizations, licenses, certificates, consents, orders and permits from state, federal, foreign and other regulatory authorities that are material to the conduct of its business, all of which are valid and in full force and effect; neither the Company nor any Subsidiary is in violation of its governing documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material bond, debenture, note or other evidence of indebtedness, or in any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which it is a party or by which it or its properties or assets may be bound, which violation or default would have a Material Adverse Effect on the business, prospects, financial condition or results of operations of the Company taken as a whole; and neither the Company nor any Subsidiary is in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or such Subsidiary or over its properties or assets, which violation would have a material adverse effect on the business, prospects, financial condition or results of operations of the Company taken as a whole.

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(d)          The Company has all requisite power and authority to execute, deliver, and perform each of the Company Transaction Documents. All necessary proceedings of the Company have been duly taken to authorize the execution, delivery, and performance of each of the Company Transaction Documents thereby. Each of the Company Transaction Documents has been duly authorized, executed, and delivered by the Company, constitutes the legal, valid, and binding obligation of the Company, and is enforceable as to the Company in accordance with its respective terms. Except as otherwise set forth in this Agreement, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by the Company for the execution, delivery, or performance of any Company Transaction Document thereby. No consent, approval, authorization or order of, or qualification with, any court, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or over its properties or assets is required for the execution and delivery of any Company Transaction Document and the consummation by the Company of the transactions herein and therein contemplated, except such as may be required under the Securities Act or under state or other securities or blue sky laws all of which requirements have been, or in accordance therewith will be, satisfied in all material respects. No consent of any party to any material contract, agreement, instrument, lease, license, arrangement, or understanding to which the Company is a party, or to which its or any of its respective businesses, properties, or assets are subject, is required for the execution, delivery, or performance of any Company Transaction Document; and the execution, delivery, and performance of the Company Transaction Documents will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to receive rights or privileges that such party was not entitled to receive immediately before the Company Transaction Documents were executed under, or create any obligation on the part of the Company to which it was not subject immediately before the Company Transaction Documents were executed under, any term of any such material contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate of incorporation or by-laws of the Company or (if the provisions of this Agreement are satisfied) violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, decree, injunction, or writ of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or over its properties or assets.

(e)          No shares of Common Stock of the Company are subject to preemptive rights or any other similar rights.

(i)          The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock, par value $0.00001 per share, of which 86,432,345 shares are issued and outstanding.

(ii)          Each of such outstanding shares of Company Common Stock is duly and validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive or similar right of stockholders. Except as set forth in the SEC Documents, (i) there is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of, or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of, the Company, and (ii) there is outstanding no security or other instrument convertible into or exchangeable for capital stock of the Company. When delivered by the Company in accordance with the terms of this Agreement, the Conversion Shares will be duly and validly issued and fully paid and nonassessable, and will be sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest of any kind; and no preemptive or similar right, co-sale right, registration right, right of first refusal or other similar right of stockholders exists with respect to any of the Conversion Shares or the issuance and sale thereof. No further approval or authorization of any stockholder, the Board of Directors of the Company, or others is required for the issuance and sale or transfer of the Conversion Shares, except as may be required under the Securities Act, the rules and regulations promulgated thereunder or under state or other securities or blue sky laws. The Company has no stock option, stock bonus and other stock plans or arrangements.

(f)          Since the date of the most recently filed Annual Report on Form 10-K of the Company, except as set forth in SEC Documents subsequently filed by the Company, there has not been (i) any material adverse change in the business, prospects, financial condition or results of operations of the Company (together with the Subsidiaries thereof taken as a whole), (ii) any transaction committed to or consummated that is material to the Company and its Subsidiaries taken as a whole, (iii) any obligation, direct or contingent, that is material to the Company and its Subsidiaries taken as a whole, incurred thereby, except such obligations as have been incurred in the ordinary course of business, (iv) any change in the outstanding capitalization or outstanding indebtedness of the Company thereof that is material thereto (in the case of the Company, together with its Subsidiaries taken as a whole), (v) any dividend or distribution of any kind declared, paid, or made on the capital stock of the Company, or (vi) any loss or damage (whether or not insured) to the property of the Company which has a material adverse effect on the business, prospects, condition (financial or otherwise), or results of operations thereof.

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4.          Covenants of the Company.

The Company covenants and agrees with the Holder as follows:

(a)          Affirmative Covenants. The Company covenants and agrees with the Holder as follows:

(i)          Preserve and maintain its and each Subsidiary’s existence as a corporation and in good standing in the jurisdiction of its formation, and qualify and remain qualified as a corporation in each jurisdiction in which such qualification is required.

(ii)         Maintain, keep and preserve adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles (with a reconciliation to United States generally accepted accounting principles, if not prepared in accordance therewith) consistently applied, reflecting all financial transactions of the Company and its Subsidiaries.

(iii)        Timely file all reports required to be filed by a company subject to the reporting requirements of Section 13 of the Exchange Act, even if the company is not then subject to such reporting requirements.

(iv)        Continue to conduct in an efficient and economical manner a business of the same general type as conducted by the Company (and its Subsidiaries) on the date of this Note.

(v)         Comply in all respects with all applicable laws, rules, regulations and orders, including, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property unless such taxes, assessments and governmental charges are being diligently contested, in good faith, by the Company.

(vi)        Promptly defend or prosecute, after the commencement thereof or notice thereof, all actions, suits and proceedings before any courts or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary, the adverse outcome of which could have a Material Adverse Effect.

(vii)       As soon as possible and in any event within ten (10) days after the occurrence of each Event of Default, send to the Holder a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by the Company with respect thereto.

(viii)      Promptly after the furnishing thereof, send to the Holder copies of any statements or report furnished to any other party pursuant to the terms of any indenture, loan, credit or similar agreement not otherwise required to be furnished to the Holder pursuant to any other clause of this Section.

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(ix)         Utilize the proceeds of this Note solely for the following: (i) capital expenditures; (ii) working capital and general corporate purposes; and (iii) fees and expenses related to the loan evidenced by this Note.

(x)          If at any time:

(A)         the Company shall take a record of the holders of its respective common stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

(B)         there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation or,

(C)         there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to Holder (1) at least thirty (30) days’ prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, liquidation or winding up, and (2) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least thirty (30) days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (x) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of such common stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (y) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of such common stock shall be entitled to exchange their shares of common stock for securities or other property deliverable upon such disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to Holder at the last address of Holder appearing on the books of the Company and delivered in accordance with this Note.

(b)          Negative Covenants. The Company covenants and agrees with the Holder that it shall not:

(i)          Create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

(A)         Liens in favor of the Holder;

(B)         Liens for taxes or assessments or other government charges or levies not yet due and payable or, if due and payable, contested in good faith by appropriate proceeding and for which appropriate reserves are maintained;

(C)         Liens, deposits or pledges to secure the performances of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Note) or public or statutory obligations; surety, stay, appeal, indemnity, performance or other similar bonds; or other similar obligations arising in the ordinary course of business;

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(D)         Purchase-money liens on any property hereafter acquired or the assumption of any lien on property existing at the time of such acquisition, or a lien incurred in connection with any conditional sale or other title retention agreement or a capital lease; provided that: (1) any property subject to any of the foregoing is acquired by the Company in the ordinary course of business and the lien on any such property is created contemporaneously with, or prior to, such acquisition; (2) the obligation secured by any Lien so created, assumed or existing shall not exceed fifty percent (50%) of the lesser of cost or fair market value as of the time of acquisition of the property covered thereby to the Company, except for liens existing before the date of this Agreement; (3) each such lien shall attach only to the property so acquired and fixed improvements thereon; (4) the debt secured by all such liens shall not exceed US$250,000 at any time outstanding in the aggregate except for debt existing prior to the date of this Note and Liens pursuant to this Note; and (5) the obligation secured by such lien is permitted by the provisions of the Section 4(b)(ii); and

(E)         the Existing Lien.

5.          Representations, Warranties and Covenants of Subscriber. Subscriber in connection with, and in consideration of, the sale of up to One Million dollars ($1,000,000) of the  Convertible Promissory Note entitling the holder a conversion privilege for up to a 2 year period into shares of RealBiz Media Group Inc. to the undersigned, the undersigned hereby represents and warrants to the Company and its officers, directors, employees, agents and shareholders that the undersigned:

(a)          Has had the opportunity to review the Company’s filings with the Securities and Exchange Commission,

at:  http://www.sec.gov/Archives/edgar/data/1430523/000114420414055956/v388430_10q.htm including a copy of Realbiz’s Annual Report on Form 10-K for the year ended October 31, 2013.

(b)        Has had an opportunity to review and ask questions of an officer of Realbiz concerning the materials and information relating to this offering, and desires no further information respecting the offering.

(c)        Realizes that Realbiz has incurred losses since its inception and must raise additional funds to support its operations.

(d)        Realizes and accepts the personal financial risk attendant to the fact that that purchase of the Convertible Note represents a speculative investment involving a high degree of risk, and should not be purchased by any persons not prepared to lose their entire investment.

(e)        Can bear the economic risk of an investment in the Convertible Note and the underlying securities for an indefinite period of time, can afford to sustain a complete loss of such investment, has no need for liquidity in connection with an investment in the Convertible Note , and can afford to hold the Convertible Note indefinitely.

(f)        Realizes that there will be a limited market for the Convertible Note and the underlying securities, and that there are significant restrictions on the transferability of such Convertible Note and the underlying common shares they are convertible into.

(g)        Realizes that neither the Convertible Note nor the and the underlying securities have been registered for sale under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws (the “State Laws”), and they may be sold only pursuant to registration under the Act and State Law, or an opinion of counsel that such registration is not required.

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(h)        Is experienced and knowledgeable in financial and business matters, capable of evaluating the merits and risks of investing in the Convertible Note and does not need or desire the assistance of a knowledgeable representative to aid in the evaluation of such risks (or, in the alternative, has a knowledgeable representative whom such investor intends to use in connection with a decision as to whether to purchase the Convertible Note). Is acquiring the Convertible Note and the underlying securities for the undersigned’s own beneficial account, for investment purposes only and not with a view to, or resale in connection with, any distribution of the securities.

(i)Holder is duly organized, validly existing and in good standing under the laws of its state of organization, with all necessary power and authority to execute and deliver this Note, to perform its obligations thereunder, and to consummate the transactions contemplated hereby.

(j)The execution, delivery and performance of this Note has been duly and validly authorized by the Board of Directors and stockholders of Holder, as required; and Holder has the full legal right, power and authority to execute and deliver this Note and to consummate the transactions contemplated hereby. No further corporate authorization is necessary on the part of Holder to consummate the transactions contemplated hereby.

6.          Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)          the Company shall fail to pay any Principal of, or Interest on, this Note, or any fees or any other amount payable hereunder within five (5) days of the due date of such payment;

(b)          the Company shall fail to observe or perform any material covenant or agreement of this Note or in any document delivered pursuant hereto;

(c)          any material representation, warranty, certification or statement made by the Company in this Note or in any document delivered pursuant hereto shall prove to have been incorrect in any material respect when made (or deemed made);

(d)          a judgment or order for the payment of money in excess of $250,000 shall be rendered against the Company and such judgment or order shall continue unsatisfied and unstayed for a period of ten (10) days;

(e)          the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(f)          an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed for a period of 60 days; or an order for relief shall be entered against the Company, under the federal bankruptcy laws as now or hereafter in effect;

(g)          a judgment or order for the payment of money shall be rendered against any the Company and such judgment or order shall continue unsatisfied and unstayed for a period of ten (10) days;

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(h)          there shall have occurred any Change in Control;

(i)          the Company shall (i) cease to be subject to the periodic reporting requirements under the Exchange Act, or (ii) fail to comply in all material respects therewith for in excess of 30 days; or

(j)          the Company shall (i) fail to maintain quotation or listing of their respective Common Stock on the OTCBB or an equivalent replacement exchange which requires the filing of Exchange Act reports as a condition of listing or quotation, for any period of 30 days or longer or (ii) be suspended from trading on any electronic quotation system upon which such Common Stock may be quoted for any period of time.

Then, and in every such event, any Holder may, by written notice to the Company, declare the Principal (together with accrued Interest thereon and all other amounts owing hereunder) to be, and the Principal (together with accrued Interest thereon and all other amounts owing hereunder) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided, that in the case of any of the Events of Default specified in clause (e), (f), or (i) above, without any notice to the Company or any other act by any Holder, the Principal (together with accrued Interest thereon and all other amounts owing hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

7.          Payments; Extension of Maturity. All payments of Principal and Interest (and all other amounts owing hereunder) to be made by the Company in respect of this Note shall be made in Dollars by wire transfer to an account designated by the Holder by written notice to the Company. All amounts payable under the Notes shall be paid free and clear of, and without reduction by reason of, any deduction, setoff, or counterclaim. If the Principal and accrued and unpaid Interest become due and payable on any day other than a Business Day, the Maturity Date shall be extended to the next succeeding Business Day, and to such payable amounts shall be added the Interest which shall have accrued during such extension period at the rate per annum herein specified.

8.          Replacement of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and (if mutilated) upon surrender and cancellation of this Note, the Company shall make and deliver to the Holder a new note of like tenor in lieu of this Note. Any replacement note made and delivered in accordance with this Section 8 shall be dated as of the date hereof.

9.           Remedies.

(a)          Upon the occurrence of an Event of Default, Principal then outstanding of, and the accrued and unpaid Interest on, the Notes shall automatically become immediately due and payable without presentment, demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Company, and the Holder may pursue and enforce all of the rights and remedies provided to a secured creditor with respect to the Collateral under the UCC.

(b)          The Holder may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims against all assets of the Company, and in connection with any such action or proceeding shall be entitled to receive from the Company payment of the principal amount of this Note plus accrued interest to the date of payment plus reasonable expenses of collection, including, without limitation, attorneys' fees and expenses.

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(c)          Upon the occurrence of an Event of Default, the Holder may pursue any other rights or remedies available to Holder at law or in equity.

10.         Costs and Expenses. The Company shall be responsible for all expenses incurred by any holder in connection with the Notes, including the costs of collection.

11.         No Waivers by Delay or Partial Exercise. No delay by Holder in exercising any powers or rights hereunder shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise.

12.         Further Assurances. Each party agrees to execute such other documents, instruments, agreements and consents, and take such other actions as may be reasonably requested by the other parties hereto to effectuate the purposes of this Note.

13.         Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Company:	RealBiz Media Group, Inc.
2690 Weston Road, Suite 200
Weston, FL 33331
Attention: William Kerby
Telecopy: 888-693-0961

If to the Holder:

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

14.         Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent required by, this Note, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by each of the Company and a Holder Majority. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

15.         Exclusivity and Waiver of Rights. No failure to exercise and no delay in exercising on the part of any party, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any other rights or remedies provided by law.

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16.         Invalidity. Any term or provision of the Notes shall be ineffective to the extent it is declared invalid or unenforceable, without rendering invalid or enforceable the remaining terms and provisions of the Notes.

17.         Headings. Headings used in the Notes are inserted for convenience only and shall not affect the meaning of any term or provision of the Notes.

18.         Counterparts. This Note may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which collectively shall constitute one and the same agreement.

19.         Assignment. The Notes and the rights and obligations hereunder shall not be assignable or transferable by the Company without the prior written consent of a Holder Majority. The Holder may assign this Note and the rights and obligations hereunder without the prior written consent of the Company. Any instrument purporting to make an assignment in violation of this Section 20 shall be void.

20.         Survival. Unless otherwise expressly provided herein, all representations warranties, agreements and covenants contained in this Note shall survive the execution hereof and shall remain in full force and effect until the payment in full of all Principal and accrued and unpaid Interest and all other amounts owing under the Notes.

21.         Miscellaneous. This Note shall inure to the benefit of the Company and the Holder, and all their respective successors and permitted assigns. Nothing in this Note is intended or shall be construed to give to any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Note or any provision herein contained.

22.         GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS).

23.         CONSENT TO JURISDICTION. THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA AND OF THE FEDERAL COURTS SITTING IN THE STATE OF FLORIDA. THE COMPANY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE LITIGATED EXCLUSIVELY IN ANY SUCH STATE OR FEDERAL COURT THAT SITS IN THE CITY OF FT. LAUDERDALE, AND ACCORDINGLY, THE COMPANY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH LITIGATION IN ANY SUCH COURT.

24.         WAIVER OF JURY TRIAL. THE COMPANY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE. THE COMPANY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE HOLDER HAS BEEN INDUCED TO ENTER INTO THIS NOTE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 24.

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25.         Powers and Remedies Cumulative; Delay or Omission Not Waiver of Event of Default. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy available to Holder under applicable law, and every such right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

26.         Severability. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

RealBiz Media Group, Inc.

By:
Name: William Kerby
Title: Chief Executive Officer

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Payment for Purchase of the Note by ___________ in the amount of $___,000       is being made either:

a.	Wiring payment of the Subscription Price to the account set forth below:
Bank Name: Bank of America, N.A.
Bank Address: 401 E Las Olas Blvd 9th Floor
Ft. Lauderdale, FL 33301
Ph: 888-400-9009
ABA #026009593
Swift #BOFAUS3N
Account Title: Realbiz Media Group, Inc.
Account # 898052341466

OR

b.	By mailing a certified check, payable to Realbiz Media Group Inc. 2690 Weston Road, Weston Florida 33331 attn. Bill Kerby.

In either case, the undersigned agrees to execute this Subscription Agreement and if by mail, send to:

Realbiz Media Group, Inc

2690 Weston Road, Suite 200

Weston Florida 33331

Attn: Bill Kerby

If by facsimile to:

954-888-9082 Attn: Bill Kerby.

Consummation of the sale of the Securities to the undersigned and to all other Investors in connection with the offering of a maximum of $1,000,000 of Convertible Notes shall be completed on or before December 31st, 2014 (the “Closing Date”), unless such Closing Date shall be extended by the Company in its sole discretion.

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ANNEX A

NOTICE OF CONVERSION OR EXCHANGE

The undersigned hereby elects to convert principal and/or interest under the __% Secured Convertible Exchangeable Promissory Note due _________ of RealBiz Media Group, Inc., (the “Company”), into:

/___/ shares of common stock (the “Company Common Stock”), of the Company, each according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion or Exchange the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 2(d)(viii) of this Promissory Note, as determined in accordance with Section 13(d) of the Exchange Act.

Conversion calculations:

Date to Effect Conversion or Exchange:

Principal Amount of Debenture to be Converted or Exchanged:

$___________________________

Payment of Interest in Common Stock __ yes __ no

If yes, $_____ of Interest Accrued on Account of Conversion or Exchange at Issue.

Number of shares of Company Common Stock to be issued:

Signature: ____________________________

Name:

Title:

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

Broker No:

Account No:

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